UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2006

NEENAH PAPER, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01  Entry into a Material Definitive Agreement

On May 9, 2006, Neenah Paper, Inc. (the “Company”) entered into the Second Amendment and Waiver (the “Amendment”), dated as of May 9, 2006, to the Credit Agreement (the “Credit Agreement”) dated as of November 30, 2004, by and among the Company, certain of its subsidiaries, the Lenders listed therein and JPMorgan Chase Bank, N.A., as agent for the Lenders. The Amendment, among other things, (i) permits the Company to sell a portion of its Nova Scotia timberlands, (ii) permits the Company to dispose of or close the Company’s Terrace Bay, Ontario pulp mill and woodlands operation (“Terrace Bay”), (iii) amends the Fixed Charge Coverage Ratio under the Credit Agreement to exclude certain non-cash disposition or restructuring costs associate with Terrace Bay, include certain cash portions of any disposition or restructuring costs associated with Terrace Bay and exclude the gain on sale of the woodlands, (iv) amends the Borrowing Base to reduce the Borrowing base by a specific amount to address the sale of the woodlands and to reserve for certain Canadian pension obligations netted against the Company’s cash balances and (v) makes other definitional and administrative modifications to the Credit Agreement. The Company does not expect the Amendment to have a material effect on its ability to borrow on a going-forward basis; however, no assurance can be made that the Borrowing Base amendments will not ultimately reduce borrowing availability under the Credit Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: May 9, 2006	/s/ STEVEN S. HEINRICHS
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary

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